UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2014

RETROPHIN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Third Avenue, 22nd Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 837-5863

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2014, Retrophin, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Alvin Shih, M.D., pursuant to which Dr. Shih will serve as the Executive Vice President of Research and Development and the Chief Medical Officer of the Company, effective June 2, 2014 (the “Effective Date”).

In accordance with the terms of the Employment Agreement, Dr. Shih will be paid (i) a base salary in the amount of $450,000 (subject to increase at the discretion of the Company’s Chief Executive Officer or the Board of Directors of the Company after each anniversary of the Effective Date), and (ii) an annual cash bonus award of up to 50% of Dr. Shih’s then-applicable salary, which cash bonus is required to be not less than $100,000 for the fiscal year ending December 31, 2014. Dr. Shih will be paid a signing bonus in the amount of $50,000, which Dr. Shih is required to repay to the Company if, prior to the one-year anniversary of the Effective Date, Dr. Shih terminates his employment or the Company terminates his employment for cause (as such term is defined in the Employment Agreement). Dr. Shih will also be awarded 230,000 shares of restricted common stock, par value $0.0001, of the Company, a pro rata portion of which will vest quarterly during the 3 years following the Effective Date.

The Employment Agreement contemplates that Dr. Shih’s employment will be for a two-year term and may be automatically extended for successive one-year periods unless (i) Dr. Shih gives notice of non-extension to the Company no later than ninety (90) days prior to the expiration of the Employment Agreement, (ii) Dr. Shih’s employment is terminated or (iii) the Company delivers notice to Dr. Shih no later than thirty (30) days prior to the expiration of the Employment Agreement.

In the event Dr. Shih’s employment is terminated (i) by the Company other than for cause or a regulatory inquiry termination (as such term is defined in the Employment Agreement) or (ii) by Dr. Shih’s resignation following a material breach of a material term of the Employment Agreement by the Company which has not been cured within 30 days following notice thereof, if such resignation occurs within 15 days at the end of the applicable 30-day cure period, then Dr. Shih will be entitled to receive a severance payment in an amount equal to his annual base salary (as such term is defined in the Employment Agreement), any expenses owed to him under the Employment Agreement, accrued vacation pay and payment of incentive compensation (as such term is defined in the Employment Agreement) payable on the same schedule as if Dr. Shih had remained employed by the Company. If Dr. Shih chooses to resign for reasons other than a material breach of the Employment Agreement by the Company, then Dr. Shih will forfeit any unvested incentive compensation that he received and will not be entitled to severance or any additional payments.

If Dr. Shih’s employment is terminated for cause then Dr. Shih will not be entitled to any further payments of any kind, except for payment of the base salary plus reimbursement of certain expenses.

In the event that Dr. Shih is no longer employed by the Company, any incentive compensation that has not vested prior to the date of termination will immediately be cancelled and not subject to further vesting.

Prior to joining the Company, Dr. Shih, age 37, worked for Pfizer Inc. where he founded the Pfizer Rare Disease Research Unit and was a member of the senior management team of such Unit from 2010 to 2014. In his role as the Unit’s Chief Operating Officer, Dr. Shih led numerous strategic initiatives and had operational responsibility for a pre-clinical and clinical portfolio spanning multiple disease areas and therapeutic modalities. From 2006 to 2010, Dr. Shih was a senior engagement manager at L.E.K. Consulting in Boston, where he led value-creating projects for a diverse set of biotechnology clients. Dr. Shih was previously a member of the consulting staff at McKinsey & Company, where he participated in strategic projects for a variety of healthcare clients, including academic medical centers, integrated healthcare delivery networks, and clinical research organizations. Dr. Shih completed his residency training in internal medicine at the Massachusetts General Hospital and received board certification from the American Board of Internal Medicine. He holds an M.D. from the University of Alabama School of Medicine, an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. from Vanderbilt University.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events.

On May 29, 2014, the Company issued a press release announcing the appointment of Dr. Shih as the Company’s Executive Vice President of Research and Development and the Chief Medical Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

10.1	Employment Agreement, dated May 29, 2014, by and between Retrophin, Inc. and Alvin Shih.
99.1	Press Release, dated May 29, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Date: June 3, 2014	By:	/s/ Marc Panoff
Name: Marc Panoff
Title: Chief Financial Officer